Exhibit 10.1

January 29, 2016

David J. Oddo

SVP, Finance

National CineMedia, Inc.

9110 E. Nichols Ave., Suite 200

Centennial, CO 80112

Re:	Retention Bonus Agreement

Dear David:

We are pleased to offer you (“you” or “Employee”) the following Retention Bonus Agreement (the “Agreement”). The purpose of this Agreement is to reward you for your continued service to National CineMedia, Inc. (“NCM” or the “Company”).

1.	Agreement Term

This Agreement will commence effective as of January 19, 2016, and will end on July 19, 2016 (“Agreement Term”). This Agreement is not renewable unless expressly agreed in writing between you and the Company, and it does not guarantee your employment for any specific period of time. Your employment with NCM remains at-will, meaning you or the Company may terminate your employment at any time for any or no reason.

2.	Compensation

During the Agreement Term your annual base salary will remain $183,390.27, and you will be paid in accordance with NCM’s normal payroll procedures. These salary payments are subject to regular tax withholdings and other authorized deductions.

3.	Retention Bonus Payment

Subject to the terms and conditions of Section 4 of this Agreement, the Company will provide you with a retention bonus (“Retention Bonus”) in the gross amount of $50,000, to be paid on or about July 19, 2016. You must remain actively employed and in compliance with the Company’s policies and directives concerning job performance and conduct as of the payout date in order to earn and receive your Retention Bonus payment. The Retention Bonus payment made under this Agreement is subject to regular tax withholdings and other authorized deductions.

4.	Termination of Employment

a.	Termination by the Company Without Cause

In the event that the Company terminates your employment without Cause (as defined herein) during the Agreement Term, you will be entitled to receive a pro rata Retention Bonus payment

Retention Bonus Agreement

based on service completed during the Agreement Term. This amount is payable within fourteen (14) days after the termination date, subject to any deferral required by Section 409A of the Internal Revenue Code.

b.	Resignation by Employee or Termination by the Company for Cause

In the event that you resign or the Company terminates your employment for Cause during the Agreement Term, you will not be entitled to receive any unearned and unpaid portion of your Retention Bonus payment. For purposes of this Agreement, the Company will be deemed to have terminated the Employee’s employment for “Cause,” as determined by the Company, upon the following:

i.	any willful breach of any material written policy of the Company or an Affiliate[1] that results in material and demonstrable liability or loss to the Company or Affiliate;

ii.	engaging in any conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate, including, but not limited to, misappropriation or conversion of assets of the Company or an Affiliate (other than immaterial assets);

iii.	a conviction of or entry of a plea of nolo contendere to a felony; or

iv.	a material breach by Employee of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Employee and the Company or an Affiliate. No act or failure to act by the Employee shall be deemed “willful” if done, or omitted to be done, by him or her in good faith and with the reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

5.	Governing Law / Captions

This Agreement shall be construed in accordance with, and pursuant to, the laws of the State of Colorado. The captions of this Agreement shall not be part of the provisions hereof, and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.	Modification

No provision of this Agreement may be modified, altered or amended, except by collective agreement between NCM and you in writing. Notwithstanding anything in this Agreement to the contrary, you agree, without any further consideration, to consent to any amendment necessary to avoid penalties under Section 409A of the Internal Revenue Code.

7.	Entire Agreement

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein.

[1]	“Affiliate” means with respect to the Company, (i) any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including without limitation, any Subsidiary, (ii) any corporation or other entity controlling, controlled by, or under common control with the Company, including any member of an affiliated group of which the Company is a common parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code), and (iii) National CineMedia, LLC.

Retention Bonus Agreement

We look forward to your continuing contributions to the Company. Please acknowledge by signing below that you have read, understood, and agree to the terms of this Agreement.

Sincerely,

/s/ Andrew England
Andrew England
CEO, NCM

I have read, understand, and agree to the terms of this Agreement

/s/ David J. Oddo	1/29/16
Employee (signature)	Date

David J. Oddo

Retention Bonus Agreement